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                                                                      EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT RATIO DATA)


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
                                                                                              Twelve Months       Quarter Ended
                                                   Years Ended December 31,                  Ended March 31,         March 31,
                                     -----------------------------------------------------   ---------------   -------------------
                                       1997       1998       1999       2000        2001          2002           2001       2002
                                     --------   --------   --------   --------    --------      --------       --------   --------
Earnings:
Income before taxes and minority
   interests .....................   $  7,676   $ 11,604   $ 17,380   $ 13,539    $ 18,793      $ 22,602       $  6,397   $ 10,206
Add: fixed charges ...............      6,512     26,313     29,998     29,847      28,355        27,191          7,502      6,338
Deduct: interest capitalized .....                                        (223)       (981)         (803)          (178)
                                     --------   --------   --------   --------    --------      --------       --------   --------
Earnings, as adjusted ............   $ 14,188   $ 37,917   $ 47,378   $ 43,163    $ 46,167      $ 48,990       $ 13,721   $ 16,544
                                     ========   ========   ========   ========    ========      ========       ========   ========

Computation of fixed charges:
Interest, expensed and capitalized   $  4,231   $ 23,779   $ 26,985   $ 26,834    $ 25,205      $ 23,952       $  6,781   $  5,528
Interest portion of rent expense .      2,281      2,534      3,013      3,013       3,150         3,239            721        810
                                     --------   --------   --------   --------    --------      --------       --------   --------
Total fixed charges ..............   $  6,512   $ 26,313   $ 29,998   $ 29,847    $ 28,355      $ 27,191       $  7,502   $  6,338
                                     ========   ========   ========   ========    ========      ========       ========   ========

Ratio of earnings to fixed charges       2.2x       1.4x       1.6x       1.4x        1.6x          1.8x           1.8x       2.6x
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